NEWS RELEASE

1653 East Maple Road ● Troy, MI 48083	CONTACT: Mary Ann Victor,
Phone: (248) 689-3050 ● Fax: (248) 689-4272	Vice President and Chief Administrative Officer
www.somanetics.com	Extension 5803 or
William M. Iacona, CFO, Extension 5819

FOR IMMEDIATE RELEASE

SOMANETICS ANNOUNCES SHARE REPURCHASE PROGRAM
INCREASED BY $15 MILLION

TROY, Mich. -- July 1, 2008 -- Somanetics Corporation (Nasdaq: SMTS) announced today that its Board of Directors has authorized the Company to repurchase up to an additional $15 million of its common shares (for a total of $45 million of its common shares). Purchases may be made from time to time in the open market or in privately negotiated transactions. The prices, timing and amount of, and purposes for, any purchases will be determined by the Company’s Chief Executive Officer, Chief Financial Officer or Chief Administrative Officer. From April 3, 2008, the date its initial share repurchase program commenced, through June 30, 2008, Somanetics has spent approximately $27.7 million (including commissions) to purchase 1,631,329 shares at an average purchase price of $16.97 per share. As of June 30, 2008 Somanetics had 12,014,124 shares outstanding. The Company expects to fund its repurchase program with existing cash and cash equivalents on hand.

About Somanetics

Somanetics Corporation (Nasdaq: SMTS) develops, manufactures and markets the INVOS® Cerebral/Somatic Oximeter, a non-invasive patient monitoring system that continuously measures changes in the blood oxygen levels in the brain and elsewhere in the body in patients with or at risk for restricted blood flow. Surgeons, anesthesiologists and other medical professionals can use the information provided by the INVOS System, in conjunction with other available information, to identify oxygen imbalances in tissues beneath the sensor and take necessary corrective action, potentially improving patient outcomes and reducing the costs of care. Somanetics supports its customers through a direct U.S. sales force and clinical education team. Covidien markets INVOS System products in Europe, Canada, the Middle East and South Africa and Edwards Lifesciences represents INVOS System products in Japan. For more information visit www.somanetics.com.

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